EXHIBIT 27(d)(5)

               FORM OF SURVIVORSHIP FOUR YEAR TERM INSURANCE RIDER








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                                  SURVIVORSHIP FOUR YEAR-TERM INSURANCE
                                  RIDER


                                  This Rider is part of the policy to which it is attached if it is listed in the Rider Schedule on the Schedule Page of the policy or in an Endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as stated in this rider, it is subject to all the provisions contained in the policy.

FIRST INSURED:

SECOND INSURED:

RIDER EXPIRY DATE:                July 1, 2001

RIDER BENEFIT                     The face amount of this rider, as shown on the
                                  Policy's Schedule Page will be added to the death benefit otherwise payable if the second death of the insureds occurs before the Rider
                                  Expiry Date

MONTHLY RIDER                     The monthly charge for coverage under this
CHARGES                           rider is included in and part of the monthly
                                  deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF                    This rider will terminate on the earliest of:
THIS RIDER
                                  a. The Rider Expiry Date;

                                  b. lapse or surrender of the policy; and

                                  c. our receipt of your written request to
                                     cancel this rider.




                                Phoenix Home Life Mutual Life Insurance Company


VR14